Exhibit 99.1

         NOVELIS TECHNOLOGY ACHIEVES BREAKTHROUGH IN MULTI-ALLOY CASTING

NOVELIS FUSION(TM) TECHNOLOGY ENABLES FIRST COMMERCIAL PRODUCTION OF MULTI-ALLOY
                             ALUMINUM ROLLING INGOTS

    ATLANTA, June 13 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL)
(TSX: NVL), the global leader in aluminum rolled products, today unveiled Novelis Fusion(TM) technology, a new process that simultaneously casts multiple alloy layers into a single aluminum rolling ingot. This marks the first time that any company has achieved the commercial production of multi-alloy aluminum ingots.

    "This is a game-changing technology," said Brian Sturgell, president and chief executive officer of Novelis. "Engineers have tried for decades to cast multi-alloy ingots in a commercial environment. Novelis has now succeeded, demonstrating our ability to achieve -- and commercialize -- significant innovations that will enhance existing markets and permit development of new markets."

    Novelis Fusion technology produces a high quality ingot with a core of one aluminum alloy, combined with one or more layers of different aluminum alloy(s). The ingot can then be rolled into a sheet product with different properties on the inside and the outside, allowing previously unattainable performance for flat rolled products and creating opportunity for new, premium applications.

    Conventional single-alloy products require customers to choose an alloy based either on the required core properties such as strength, or the desired surface characteristics such as corrosion-resistance. Novelis Fusion technology can satisfy both needs in the same product.

    "No longer will customers need to make trade-offs between core properties and surface properties in their aluminum sheet products," said Sturgell. "Now they can achieve the optimal combination of both. This technology positions Novelis to provide even greater support to our customers' success by helping them improve their current products and, more importantly, to develop a new generation of products with superior performance."

    Previously, multi-alloy aluminum sheet products were achievable only through a low-tech, high-cost, manual ingot-cladding process and were limited to a small range of alloys. The new Novelis Fusion technology produces a perfect metallurgical bond between the alloy layers and permits alloy combinations never before possible in aluminum rolling. Novelis has filed patents on this technology in countries worldwide.

    "Novelis Fusion technology adds a new level of flexibility on an industrial scale," said Thomas W. Eagar, Sc.D., professor of materials engineering and engineering systems at the Massachusetts Institute of Technology. "It is the most significant breakthrough in aluminum solidification since the introduction of direct chill casting in the 1930s."

    The market potential for Novelis Fusion technology is with customers in industries such as automotive, architectural, building and construction, durable goods, electronics and transportation, to name a few. Examples of potential applications include:

     - Automotive sheet with both strength and improved formability to enable new design options.
     - Architectural applications with a superior surface finish and enhanced strength.
     - Household appliances with a variety of attractive finishes and better dent resistance.
     - Underground pipes with maximum corrosion resistance combined with high strength.
     - Rail cars with high load-carrying capacity and better wear resistance.
     - Electronics cases that are highly durable and provide a high-tech appearance.
     - Boat hulls with enhanced corrosion resistance without compromising strength.

    Novelis Fusion entered into commercial production in March of this year at the company's rolling mill in Oswego, N.Y. Initial production capacity is 70,000 metric tons per year. Novelis has successfully cast hundreds of ingots of more than 50 different aluminum alloy combinations, and customer shipments of Novelis Fusion sheet products are under way.

    "We are in the process of transferring the Novelis Fusion technology to production centers in both Europe and Asia," said Sturgell. "This is an expandable technology, and we will grow our production capacity as demand increases."

    Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and employs more than 13,000 people. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit http://www.novelis.com.

    Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include, but are not limited to: competitive factors, ability to consistently meet quality standards of Novelis Fusion(TM) technology in a commercial environment, ability to achieve the benefits described for multi-alloy sheet, ability to achieve market penetration in potential industries, uncertainties of potential litigation, achieving necessary patents on the Novelis Fusion technology, the Company's ability to meet Novelis Fusion sales forecasts, the Company's economic ability to install Novelis Fusion casting centers worldwide, the price of aluminum; global supply and demand conditions for Novelis Fusion products; demand and pricing within the principal markets for the Novelis Fusion products; changes in government regulations, particularly those affecting environmental, health or safety compliance associated with the Novelis Fusion; economic developments; relationships with (and financial or operating conditions of) customers and suppliers; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; the level of our indebtedness and ability to generate cash; and other factors relating to the Company's ongoing operations. The financial information provided in this news release was prepared by management and has not been audited. Reference should be made to Novelis' registration statement on Form S-4 filed with the Securities and Exchange Commission for a discussion of other major risk factors.

SOURCE  Novelis Inc.
    -0-                             06/13/2006
    /NOTE TO EDITORS: Webcast: 11:00 - 11:30 a.m. EDT, Tuesday, June 13, www.novelis.com/fusion
    Audio only at: 1-866-297-6315 (Alternate: 1-847-944-7311) Code: 1486-8054
    /CONTACT: Media, Charles Belbin, +1-404-814-4260, or charles.belbin@novelis.com, or Investors, Holly K. Ash, +1-404-814-4212, or holly.ash@novelis.com/
    /First Call Analyst: /
    /FCMN Contact: pat.persico@novelis.com /
    /Web site:  http://www.novelis.com/